UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	July 13, 2022

Exact Name of Registrant as Specified in Its Charter:	CALAMP CORP.

Delaware	0-12182	95-3647070
State or Other Jurisdiction of	Commission	I.R.S. Employer
Incorporation or Organization	File Number	Identification No.

Address of Principal Executive Offices:	15635 Alton Parkway, Suite 250
Irvine, CA 92618
Registrant's Telephone Number, Including Area Code:	(949) 600-5600
Former Name or Former Address, if Changed Since Last Report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 per share	CAMP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 13, 2022 (the “Closing Date”), CalAmp Corp. (the “Company”) and two of its domestic subsidiaries, CalAmp Wireless Networks Corporation and Synovia Solutions, LLC (together with the Company, the “Borrowers”), entered into a Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, N.A., as lender and administrative agent (“PNC Bank” or the “Agent”). The Credit Agreement provides for an asset-based senior secured revolving credit facility under which the Borrowers may borrow up to an aggregate of $50.0 million (the “Credit Facility”), subject to certain conditions, including borrowing base provisions that limit borrowing capacity to 80% of eligible accounts receivable and 50% of eligible inventory, each as set forth in further detail in the Credit Agreement. The Credit Facility will terminate, and all outstanding loans will become due and payable on the earlier of July 13, 2025 and the date that is ninety days prior to the maturity date of the Company’s convertible senior unsecured notes due in 2025. The proceeds of loans made under the Credit Agreement may be used for working capital and general corporate purposes, which could include acquisitions.

Loans under the Credit Agreement bear interest based on, at the Borrowers’ option, the Bloomberg Short-Term Bank Yield rate plus a margin of 2.50% per annum or an alternate base rate plus a margin of 1.50% per annum. During the term of the Credit Facility, the Borrowers will pay an unused line fee ranging from 0.50% to 0.75% per annum, depending on the level of borrowings, payable quarterly in arrears.

Amounts owing under the Credit Facility are guaranteed by the Borrowers and secured by substantially all of the assets of the Borrowers.

The Credit Agreement contains customary affirmative covenants, including financial statement reporting requirements, and customary negative covenants that limit the ability of the Company and its subsidiaries to, among other things, pay dividends, incur debt, create liens and encumbrances, acquire, merge, consolidate with or into another person or entity, make investments and redeem or repurchase stock. The Credit Agreement also contains a financial covenant requiring that the Company maintain a fixed charge coverage ratio, as defined, of not less than 1.10 to 1.00, measured as of the last day of each fiscal quarter if the Company’s liquidity position, consisting of specified cash balances plus unused availability on the Credit Facility, falls below $40.0 million on such day. Additionally, the Credit Agreement contains a cash dominion trigger whereby PNC Bank may direct domestic cash balances and receipts to pay down borrowings under the Credit Facility should the Company’s liquidity position, consisting of specified cash balances plus unused availability on the Credit Facility, fall below $25.0 million at the end of any month.

The Credit Agreement contains customary events of default, such as the failure to pay obligations when due, initiation of bankruptcy or insolvency proceedings, defaults on certain other indebtedness, change of control or breach of representations and warranties or covenants. Upon an event of default, the lenders may require the immediate payment of all amounts outstanding and foreclose on collateral.

The foregoing description of the Credit Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and filed herewith. In the ordinary course of their respective businesses, the lenders under the Credit Agreement and their affiliates have engaged, and in the future may engage, in commercial banking and/or investment banking transactions with the Company and its affiliates.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Revolving Credit and Security Agreement, dated as of July 13, 2022, among the Company, CalAmp Wireless Networks Corporation, Synovia Solutions, LLC, and PNC Bank
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.

Registrant

By:	/s/ Kurtis J. Binder
Kurtis J. Binder
Executive Vice President and Chief Financial Officer

Dated: July 15, 2022